Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
James R. Ridings	Hala Elsherbini
Chairman and Chief Executive Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Sales and Earnings Results
For Its Fiscal 2005 Fourth Quarter and Year End
COPPELL, TEXAS, September 12, 2005 – Craftmade International, Inc. (Nasdaq: CRFT) today reported that net income decreased $67,000 or 3.1% to $2,064,000 for its fiscal 2005 fourth quarter ended June 30, 2005, compared to net income of $2,131,000 for the same year-ago period. On a fully diluted basis, net income per share decreased slightly to $0.40 for the 2005 fourth quarter compared to $0.41 per share for the corresponding period a year ago.
Net income for the fiscal year decreased $1,219,000 or 15.9% to $6,427,000, compared to $7,646,000 in the last fiscal year. Fully diluted net income per share decreased to $1.26 from $1.42 in the prior year. Weighted average diluted shares outstanding for the year were 5,115,000 versus 5,383,000 for the same period last year.
Net sales for the quarter ended June 30, 2005 increased $211,000 to $32,323,000 from $32,112,000 as reported in last year’s fourth quarter. Net sales from the showroom division increased 11.9%, or $1,708,000, to $16,087,000 from $14,379,000 for the same quarterly period last year. The increase in the showroom division was primarily due to the success of the Teiber product offering.
Fourth quarter net sales for the mass retail division decreased 8.4%, or $1,497,000 to $16,236,000 from $17,733,000 for the same three-month period last year. The decline was primarily due to lower sales from the Design Trends’ portable lamp program, the Company’s 50% owned subsidiary.
For the year ended June 30, 2005, net sales declined $4,482,000, or 3.7%, to $116,756,000, compared to $121,238,000 for the same period last year. The decline resulted from lower than expected sales in the TSI segment, partially offset by an increase in sales in the Craftmade segment.

Press Release
Craftmade International, Inc.
September 12, 2005

“While overall sales and net income declined for the year, we were able to successfully integrate the Teiber acquisition and benefit from incremental sales during the quarter. Additionally, we strengthened our internal controls over financial reporting which have allowed us to remediate our material weakness and complete a successful financial statement and internal control audit for fiscal 2005,” commented James R. Ridings, Craftmade’s Chairman and Chief Executive Officer.
Net sales from the Craftmade segment increased $2,137,000, or 4.0%, to $55,663,000 for the fiscal year ended June 30, 2005 versus $53,526,000 for the same period last year. The increase resulted from $2,544,000 of incremental net sales from the acquisition of Teiber which occurred on March 1, 2005. The remaining $407,000 decrease in sales of the Craftmade segment resulted from a general decline across product lines.
Net sales of the TSI segment declined $6,619,000, or 9.8%, to $61,093,000 for the fiscal year ended June 30, 2005, compared to $67,712,000 for the same period last year. The net decrease in sales of TSI primarily resulted from the exiting of the Design Trends’ mix and match lamp program from 118 of Lowe’s stores that were located in the Midwestern region of the United States. This occurred in the first quarter of fiscal 2005.
As previously disclosed, Design Trends was notified by Lowe’s that Design Trends will no longer supply its mix and match portable lamp program to an additional three regional distribution centers beginning in September 2005. Such distribution centers served, in the aggregate, approximately 265 Lowe’s stores. However, Design Trends continues to be the primary vendor to Lowe’s for the mix and match portable lamp program, and such program will continue to be available in approximately 722 Lowe’s stores.
Through its wholly-owned Trade Source entity, the Company is launching its window covering program. “The Company is continuing to focus on the development of product for its showroom distribution channel and its wholly owned companies that service the mass merchandiser channel,” commented Mr. Ridings. “During the test phase, we have already received orders from 53 Lowe’s stores and hope to bring an additional 50 stores on line by February 2006.”
The change in net sales between periods was also impacted by a $2,100,000 charge to revenue in fiscal 2004. The charge decreased net sales in fiscal 2004 and was incurred in connection with the rollout of a new lamp replacement parts business to its largest retail customer.
Gross profit of the Company as a percentage of net sales increased to 30.4% for fiscal 2005, compared to 29.6% in fiscal 2004. The increase was driven by an increase in gross margins at TSI, offset by a decrease in margins at Craftmade. Gross profit as a percentage of net sales of the Craftmade segment decreased to 36.5% for fiscal 2005, compared to 39.3% in fiscal 2004. The decline in the gross margin of the Craftmade segment was primarily the result of increased product costs due to a weaker U.S. dollar compared to the Taiwan dollar. The decline in the gross margin was also partially due to an increase in outbound freight as a percentage of net sales. In addition, gross profit margins were impacted by decreasing margins in the portion of sales driven by Craftmade’s builders’ model ceiling fans, whose sales are more sensitive to price

Press Release
Craftmade International, Inc.
September 12, 2005

increases which would offset the increased product costs. The Company anticipates that margins for the Craftmade division will stabilize in the first quarter of fiscal 2006 due to a price increase that was approximately equal to the higher product costs effective from March 1, 2005.
The gross profit of the TSI segment increased to 24.8% of sales for fiscal 2005 versus 22.0% of sales in the prior year. The increase was primarily driven by the $2,100,000 charge that reduced gross sales in fiscal 2004 that was incurred in connection with the rollout of a new product to a customer of PHI.
Total selling, general and administrative (“SG&A”) expenses of the Company increased $1,923,000 to $20,503,000, or 17.6% of net sales, for fiscal 2005 from $18,580,000, or 15.3% of net sales, for the prior year. Total SG&A expense of the Craftmade segment increased $2,013,000 to $13,372,000, or 24.0% of net sales, compared to $11,359,000, or 21.2% of net sales, for the same period in the previous year.
Higher accounting and legal fees were primarily responsible for the increase in SG&A as the Company incurred additional costs with respect to management consultants, outside legal counsel and independent auditors to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). In addition, increased costs were incurred in order to strengthen internal controls and to evaluate the proper interpretation of FIN 46 with respect to the Company’s 50% owned subsidiaries by the Company’s management and independent auditors.
Total SG&A expenses of the TSI segment decreased $90,000 to $7,131,000, or 11.7% of net sales, for fiscal 2005 from $7,221,000, or 10.7% of net sales for the same period in the previous year.
Management anticipates that based on current market conditions, future SG&A expenses as a percentage of sales, excluding accounting, legal and consulting fees related to compliance with Section 404, will be relatively consistent with results generated in fiscal 2005. Management anticipates that accounting, legal and consulting costs, including costs to comply with Section 404, will be reduced by approximately 35% to 50% of fiscal 2005 costs in part by replacing consulting costs with internal employees.
The provision for income tax was $3,079,000 or 32.3% of income before income taxes for fiscal 2005, compared to $4,540,000 or 37.3% for the prior year. The decrease in percentage resulted from the tax benefit obtained from receiving an 85% dividends received deduction from the repatriation of undistributed 2005 foreign earnings under the American Jobs Creation Act of 2004. The benefit received totaled $287,000 net of the federal taxes due on anticipated repatriation of foreign earnings. The Company expects to receive a similar benefit in fiscal 2006.
“Our financial position remains solid and the long-term outlook for the Company remains positive,” continued Mr. Ridings. “We will continue to focus on growing our higher-margin businesses, and we anticipate that net sales from the Craftmade segment, excluding results from the Teiber acquisition, will improve in fiscal 2006 as newly introduced products become available, assuming continued strength in the housing sector and the overall U.S. economy. We

Press Release
Craftmade International, Inc.
September 12, 2005

also believe that the Teiber acquisition will continue to provide incremental growth opportunities throughout fiscal 2006. Therefore, in spite of the loss of the Lowe’s distribution centers serviced by Design Trends, we expect net earnings to return to the historical growth levels achieved prior to fiscal 2005, and expect approximately 30% to 35% earnings growth in fiscal 2006 compared to fiscal 2005,” concluded Mr. Ridings.
A conference call to discuss the Company’s fiscal 2005 fourth quarter and year-end results is scheduled for Tuesday, September 13, at 10:00 a.m. Central Time. Interested participants should dial 866-710-0179 a few minutes before the start time. Please refer to confirmation code 179165.
A Webcast of the conference call can also be accessed by visiting the Company’s Web site at www.craftmade.com. Additionally, a replay of the earnings conference call will be available immediately after the completion of the call through September 20, 2005. To access the replay, interested parties should dial 877-919-4059, and reference confirmation code 10937253.
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

Press Release
Craftmade International, Inc.
September 12, 2005

Craftmade International, Inc.
Summary Statements of Income (Unaudited)
(In thousands except per share data)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Net sales	$32,323	$32,112	$116,756	$121,238
Cost of goods sold	22,102	22,528	81,310	85,328

Gross profit	10,221	9,584	35,446	35,910

Selling, general and administrative expenses	5,696	4,717	20,503	18,580
Interest expense, net	348	212	1,081	777
Depreciation and amortization	145	192	581	648

Total expenses	6,189	5,121	22,165	20,005

Income before income taxes and minority interests	4,032	4,463	13,281	15,905
Minority interests	1,355	962	3,775	3,719

Income before income taxes	2,677	3,501	9,506	12,186
Provision for income taxes	613	1,370	3,079	4,540

Net income	$2,064	$2,131	$6,427	$7,646

Basic weighted average common shares outstanding	5,200	5,165	5,095	5,336

Diluted weighted average common shares outstanding	5,206	5,207	5,115	5,383

Basic earnings per common share	$0.40	$0.41	$1.26	$1.43

Diluted earnings per common share	$0.40	$0.41	$1.26	$1.42

Cash dividends declared per common share	$0.10	$0.10	$0.40	$0.40

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